RCI Reports 4Q24 Club & Restaurant Sales and Share Buybacks
HOUSTON—October 8, 2024—RCI Hospitality Holdings, Inc. (Nasdaq: RICK) reported club and restaurant sales for the fiscal fourth quarter and year ended September 30, 2024. Sales do not include non-core operations and are subject to final closing. Full 4Q24 and fiscal 2024 financial results are expected by December 16, 2024. The company also reported 4Q24 and FY24 share buybacks.
Eric Langan, President & CEO of RCI, commented: "We're pleased to report that for the second quarter in a row nightclub same-store sales increased year over year. We reopened another club location by the end of 4Q24 and expect to open six more club and restaurant locations in fiscal 2025, including Baby Dolls Fort Worth, which burned down in early July."
Mr. Langan added: "During 4Q24, we continued to take aggressive action to improve Bombshells' business, including selling the San Antonio location back to its former franchisee, which should help segment results going forward. We also continued to buy back shares in the open market. 4Q24 was the third highest quarterly spend ($7.8 million) on buybacks and the fifth highest in number of shares repurchased (174,790) since FY15."
Nightclubs: Total 4Q24 sales of $60.2 million declined 0.5% compared to 4Q23. The change primarily reflected:
•2.2% same-store sales growth, which was negatively impacted by ten closure days at three clubs in the Houston area due to Hurricane Beryl in July
•Sales from three new and reformatted clubs in Texas (Harlingen, Lubbock, and Tye)
•The temporary closing of two clubs in Texas for most of the quarter (Baby Dolls Fort Worth due to fire in early July and a location in El Paso until it reopened as a Chicas Locas BYOB bikini bar in late September)
•The transition of two clubs to new formats and/or hours to accommodate recent restrictions on Dallas businesses (Dallas Showclub and Silver City Cabaret)
Bombshells: Total 4Q24 sales of $11.9 million declined 12.2% compared to 4Q23. The change primarily reflected:
•16.2% same-store sales decline, which was negatively impacted by 26 closure days at five locations in the Houston area due to Hurricane Beryl in July
•New sales from the Stafford location, which opened in November 2023, partially offset by a decline in sales from the San Antonio location, which was sold at the beginning of September
Share Repurchases
•4Q24: RCI repurchased 174,790 common shares for $7.8 million (average $44.81 per share), resulting in 8,955,000 shares of common stock outstanding and $21.0 million in remaining purchase authorization.
•FY24: RCI repurchased 442,639 shares for $20.6 million (average $46.55 per share).

Club & Restaurant Sales ($ in Millions)

4Q24	Total Sales	Total Sales vs. 4Q23	Same-Store Sales vs. 4Q23
Nightclubs	$60.2	-0.5%	+2.2%
Bombshells	$11.9	-12.2%	-16.2%
Combined	$72.1	-2.6%	-1.1%

FY24	Total Sales	Total Sales vs. FY23	Same-Store Sales vs. FY23
Nightclubs	$242.2	+3.1%	-2.1%
Bombshells	$50.5	-9.1%	-18.4%
Combined	$292.7	+0.7%	-5.1%
Notes
•Revenues from non-core operations, such as third-party rents, and revenues from RCI’s Other segment, are not included in Nightclubs and Bombshells sales above.
•All references to “RCI Hospitality Holdings, Inc.,” “company,” “we,” “our,” and similar terms refer to RCI and/or its subsidiaries, unless the context indicates otherwise.
About RCI Hospitality Holdings, Inc. (Nasdaq: RICK) (X: @RCIHHinc)
With more than 60 locations, RCI Hospitality Holdings, Inc., through its subsidiaries, is the country’s leading company in adult nightclubs and sports bars-restaurants. See all of our brands at www.rcihospitality.com.
Forward-Looking Statements
This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the company's actual results to differ materially from those indicated, including, but not limited to, the risks and uncertainties associated with (i) operating and managing an adult entertainment or restaurant business, (ii) the business climates in cities where it operates, (iii) the success or lack thereof in launching and building the company's businesses, (iv) cyber security, (v) conditions relevant to real estate transactions, (vi) the impact of the COVID-19 pandemic, and (vii) numerous other factors such as laws governing the operation of adult entertainment or restaurant businesses, competition and dependence on key personnel. For more detailed discussion of such factors and certain risks and uncertainties, see RCI's annual report on Form 10-K for the year ended September 30, 2023, as well as its other filings with the U.S. Securities and Exchange Commission. The company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.
Media & Investor Contacts
Gary Fishman and Steven Anreder at 212-532-3232 or gary.fishman@anreder.com and steven.anreder@anreder.com
2